EXHIBIT 10.10

CONSULTING AGREEMENT

THIS AGREEMENT dated for reference the 15th day of February 2020 (the "Effective Date") BETWEEN:

GREEN HYGIENICS HOLDINGS INC.

13795 Blaisdell Place, Suite 202

Poway, CA 92064

(the "Company")

AND:

Todd Mueller

3600 S. Pierce St. #1-102

Denver, Colorado 80235

(the "Consultant")

NOW THEREFORE in consideration of the premises and the covenants and agreements of the parties hereto as hereinafter set forth, and for other good and reliable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto covenant and agree as follows:

1.	Engagement. The Company does hereby appoint and engage the Consultant to provide the Services (as defined below) and the Consultant hereby accepts such appointment and engagement by the Company, all upon and subject to the terms and conditions of this Agreement.

2.	Services. During the Term (as defined in Section 4), the Consultant shall provide to the Company:

-	Fulfill role of the Chief Financial Officer

-	Provide general advisory services, strategic planning advice, and lead all corporate administration activities.

3.	Payment for Services.

i)	The Consultant shall be paid a monthly fee of $ 0 USD (the “Base Fee”’ for the Services together with any other compensation that the Company, in its sole discretion, may decide, payable upon receipt of the Consultant’s invoice.

ii)	The Consultant shall receive an annual allocation of 100,000 Common Shares orOptions. The first issuance of 50,000 will be payable upon execution of this agreement and the balance at six months mark. Beyond this first year a compensation committee will determine the annual allocation of shares.

iii)	Bonus - Consultant will be eligible for annual performance bonuses, or milestone achievement bonuses, in cash and/or common shares as per company programs at the sole discretion of the Board of Directors. Reviews of total compensation are by the Board of Directors or the Compensation Committee in their annual review, or at whatever meeting interval as not yet established. The Consultant will be eligible for any stock option programs put into place after public listing, as reviewed and approved by the Board of Directors, or Compensation Committee in its annual review.

All reasonable expenses of, or incidental to the services contemplated hereunder, including all reasonable expenses of or incidental to the services provided, shall be borne by the Company. Such expenses shall include reasonable "out-of-pocket" expenses. The Company shall have the right to pre-approve any expense that in total may reasonably be expected to exceed $1000 USD and may be required from time to time. All expenses shall be paid upon submission of invoices.

4.	Term and Renewal. The term of this Agreement shall commence on the Effective Date and an initial 6 months (to be re-evaluated after six months (the "Term"}, unless earlier terminated as hereinafter provided or unless the parties have agreed to renew this Agreement.

Following the evaluation period the Company and the Consultant may extend the Term for up to 5 years on similar terms and conditions by further agreement in writing to that effect.

The Company may terminate this Agreement for any reason prior to the expiry of this Agreement with 30-day notice and full vesting of stock or stock options for the period of engagement. The Consultant may end this Agreement with 30 days written notice prior to the end of the term.

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5.	Limited Authority as Agent. The Consultant may not act as an agent of the Company except with the express prior written authority of the Company. Without limiting the generality of the foregoing, the Consultant shall not commit or be entitled to commit the Company to any obligation whatsoever nor shall the Consultant incur or be entitled to incur any debt or liability whatsoever on behalf of the Company, without the express prior written authority of the Company. Any obligations, debts or liabilities incurred other than as aforesaid shall be exclusively for the account of the Consultant.

6.	Confidentiality. The Consultant understands and agrees that in the performance of its obligations under this Agreement. the Consultant may obtain knowledge of Confidential Information (as defined below) relating to the business or affairs of the Company or of any of its subsidiaries or affiliated companies. The Consultant agrees that it shall not, without the prior written consent of the Company, either during the Term or at any time thereafter:

(a)	use or disclose any Confidential Information outside of the Company (or any of its subsidiary or affiliated companies) or for any use or purpose other than those of the Company (or any of its subsidiary or affiliated companies);

(b)	publish any article with respect thereto; or

(c)	except in providing the Services, remove or aid in the removal from the premises of the Company any Confidential Information or any property or material relating thereto.

7.	In this Agreement, "Confidential Information" means any information or knowledge including, without limitation, any inventions, typography, formula, pattern, design, system, program, device, software, plan, process, know how, research, discovery, strategy, method, idea, client list, marketing strategy, employee compensation, document, materials, records, copies, adaptations, or compilation of information that:

(a)	relates to the business or affairs of the Company (or any of its subsidiary or affiliated companies);

(b)	is private or confidential in that it is not generally known or available to the public; and

(c)	gives or would give the Company (or any of its subsidiary or affiliated companies) an opportunity to obtain an advantage over competitors who do not know of or use it.

8.	Relationship. The Company and Consultant each acknowledge and agree that the only relationship of the Consultant to the Company created by this Agreement shall for all purposes be that of an independent contractor, and all Persons employed or engaged by the Consultant in connection herewith shall for all purposes be employed or engaged, as applicable, by the Consultant and not by the Company. The Company shall have no obligation whatsoever to:

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(a)	pay or compensate the Consultant and / or any representative thereof for:

(i)	taxes of any kind whatsoever that arise out of or with respect to any fee, remuneration or compensation provided to the Consultant under this Agreement;

(ii)	holding any position with the Company;

(b)	provide benefits to the Consultant and/ or any representative thereof relating to:

(i)	sickness or accident, whether resulting from the performance by the Consultant of its obligations under this Agreement;

(ii)	retirement or pension benefits; or

(iii)	any other benefits provided by the Company or any of the Affiliated Companies to any of their employees.

9.	The Consultant shall fully indemnify and hold harmless the Company from and against all assessments, claims, liabilities, costs, expenses and damages that the Company may suffer or incur with respect to any such taxes or benefits.

10.	This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument and delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Effective Date.

IN WITNESS, WHEREOF the Parties have executed and delivered this Agreement as of the Effective Date.

GREEN HYGIENICS HOLDINGS INC.

_______________________________

Ron Loudoun, CEO

/s/ Todd Mueller

Todd Mueller, Consultant

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